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                                                                     EXHIBIT 5.1

                               PALMER & DODGE LLP
                               One Beacon Street
                           Boston Massachusetts 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                               November 19, 1996

Lamar Advertising Company
555 Corporate Boulevard
Baton Rouge, Louisiana 70808

        We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Lamar Advertising Company (the "Company"), a Delaware corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on October 23, 1996. The Registration Statement relates to up to 3,220,000 shares of the Company's Class A Common Stock, $0.001 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

        We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined such other documents as we consider necessary to render this opinion.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor at the price to be determined pursuant to the resolutions adopted by the Board of Directors, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption "Certain Legal Matters" in the Prospectus filed as part thereof.

                                        Very truly yours,




                                        /s/ Palmer & Dodge LLP